Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                        INVESCO VAN KAMPEN EXCHANGE FUND

An Annual Meeting ("Meeting") of Partners of Invesco Van Kampen Exchange Fund was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect eleven Managing General Partners, each of whom will serve until the next annual meeting of Partners or until a successor is duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                        Votes
MATTER                                     Votes For   Withheld
-----------------------------------------  ---------   --------
(1)  David C. Arch.......................   90,605      2,424
     Jerry D. Choate.....................   90,605      2,424
     Rodney Dammeyer.....................   89,969      3,060
     Linda Hutton Heagy..................   90,605      2,424
     R. Craig Kennedy....................   89,969      3,060
     Howard J. Kerr......................   90,605      2,424
     Colin D. Meadows....................   90,605      2,424
     Jack E. Nelson......................   90,605      2,424
     Hugo F. Sonnenschein................   89,969      3,060
     Wayne W. Whalen.....................   89,969      3,060
     Suzanne H. Woolsey..................   90,605      2,424